Exhibit 10.1

FORGE GLOBAL HOLDINGS, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Adopted and approved June 1, 2022

Forge Global Holdings, Inc. (the “Company”) believes that providing cash and equity compensation to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) formalizes the Company’s policy regarding cash compensation and grants of equity awards to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2022 Stock Option and Incentive Plan, as amended from time to time (the “Plan”), or if the Plan is no longer in use at the time of an equity award, the meaning given such term or any similar term in the equity plan then in place under which such equity award is granted. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

This Policy is effective as of March 21, 2022 (such date, the “Effective Date”).

1.CASH COMPENSATION

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $35,000. There are no per-meeting attendance fees for attending Board meetings.

Committee Annual Cash Retainer

As of the Effective Date, each Outside Director who serves as the Chairperson of the Board, the Lead Independent Director, or the Chair or a member of a committee of the Board will be eligible to earn additional annual fees (paid quarterly in arrears on a prorated basis) as follows:

Chairperson of the Board	$30,000
Lead Independent Director	$16,500
Chair of Audit Committee	$20,000
Member of Audit Committee	$10,000
Chair of Compensation Committee	$12,000
Member of Compensation Committee	$6,000
Chair of Nominating and Corporate Governance Committee	$8,000
Member of Nominating and Corporate Governance Committee	$4,000

Chair of Risk Committee	$8,000
Member of Risk Committee	$4,000

For clarity, each Outside Director who serves as the Chair of a committee will receive only the annual fee as the Chair of the committee and will not also receive the additional annual fee as a member of the committee.

Payment

A quarterly portion of each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any point during the immediately preceding fiscal quarter, and such payment shall be made no later than 30 days following the end of such immediately preceding fiscal quarter. For purposes of clarification, an Outside Director who has served as an Outside Director, or as a member of an applicable committee (or chair thereof) during only a portion of the relevant Company fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during such fiscal quarter such Outside Director has served in the relevant capacities. For purposes of clarification, an Outside Director who has served as an Outside Director, or as a member of an applicable committee (or chair thereof), as applicable, from the Effective Date through the end of the fiscal quarter containing the Effective Date (the “Initial Period”) will receive a prorated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during the Initial Period that such Outside Director has served in the relevant capacities. In addition to the foregoing payments, the Chair of the Audit Committee shall be paid an additional one-time cash retainer of $45,000, with such payment to be made no later than 30 days following the adoption date of this Policy.

2.EQUITY COMPENSATION

Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be made in accordance with the following provisions, except as otherwise provided herein:

a.No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of shares of Stock (“Shares”) to be covered by such Awards.

b.Initial RSUs. Each individual who first becomes an Outside Director beginning from and following the Effective Date will be granted a one-time Award of Restricted Stock Units covering Shares that have a grant date Fair Market Value equal to $240,000 (the “Initial RSUs”). The Initial RSUs will be granted as soon as practicable by the Board after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to the Initial RSUs. Subject to Section 3 of this Policy, each Initial RSU Award will vest and settle as to 1/12th of the Shares subject to the Initial RSU Award beginning on the first Quarterly Vesting Date occurring after the date the applicable Outside Director’s service as an Outside Director commenced and each Quarterly Vesting Date thereafter, until the Initial RSU Award is fully vested, in each case subject to the Outside Director maintaining a Service Relationship through the applicable vesting date. For the purposes of this Policy, Quarterly Vesting Dates are defined as March 1, June 1, September 1, and December 1 of a given year.

c.Annual RSUs. On the date of each annual meeting of the Company’s stockholders following the Effective Date (each, an “Annual Meeting”), each Outside Director will be granted Restricted Stock Units covering Shares that have a grant date Fair Market Value equal to $170,000 (the “Annual RSUs”). Subject to Section 3 of this Policy, each Annual RSU Award will vest and settle as to 1/4th of the Shares subject to the Annual RSU Award beginning on the first Quarterly Vesting Date occurring after the date of the applicable Annual Meeting and each Quarterly Vesting Date thereafter, until the Annual RSU Award is fully vested, in each case subject to the Outside Director maintaining a Service Relationship through the applicable vesting date.

d.Fair Market Value. For purposes herein, “Fair Market Value” shall have the meaning set forth in the Plan, provided that, in lieu of referencing the Company’s closing price on such date, “Fair Market Value” shall be determined on the basis of the trailing 30-day period ending on the last day immediately prior to the grant date, unless determined by the Board at the time of grant.

3.SALE EVENT

In the event of a Sale Event, each Outside Director will fully vest in his or her outstanding Company equity awards, including any Initial RSUs or Annual RSUs, and all restrictions on Restricted Stock Units will lapse provided that the Outside Director continues to be an Outside Director through such date.

4.ANNUAL COMPENSATION LIMIT

No Outside Director may be paid, issued or granted, in any fiscal year of the Company (“Fiscal Year”), cash compensation and equity awards (including any Awards issued under this Plan) with an aggregate value greater than $1,000,000 for such Outside Director’s first year of service or $750,000 in any subsequent year (with the value of each equity award based on its grant date fair value (determined in accordance with U.S. generally accepted accounting principles)). Any cash compensation paid or Awards granted to an individual for his or her services as a Company employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 4.

5.TRAVEL EXPENSES

Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

6.ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

7.ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

8.SECTION 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) the 15th day of the 3rd month following the end of the Fiscal Year in which the compensation is earned or expenses are incurred, as applicable, or (ii) the 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

9. REVISIONS

The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.

Unless otherwise required by applicable law, this Policy shall not be subject to approval by the Company’s stockholders, including, for the avoidance of doubt, as a result of or in connection with an action taken with respect to this Policy as contemplated in Section 9 hereof.